Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-173162

PROSPECTUS SUPPLEMENT NO. 2

(to Prospectus dated July 1, 2011)

RAND WORLDWIDE, INC.

35,853,149 Shares of Common Stock

This Prospectus Supplement No. 2 supplements and amends our Prospectus dated July 1, 2011, as amended and supplemented to date. This Prospectus Supplement No. 2 includes our attached Current Report on Form 8-K that was filed with the Securities and Exchange Commission on November 16, 2011.

The Prospectus, as amended and supplemented to date, and this Prospectus Supplement No. 2 relate to the disposition from time to time by the selling stockholders identified in the Prospectus, including their donees, pledgees, assignees, transferees and other successors-in-interest, of up to 35,853,149 shares of our common stock. We are not selling any common stock under the Prospectus, as amended and supplemented to date, and this Prospectus Supplement No. 2, and we will not receive any of the proceeds from the sale of the shares by the selling stockholders.

Our common stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “RWWI.OB.” On November 15, 2011, the last quoted sale price for our common stock as reported on the OTCBB was $0.65 per share.

This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus and any prospectus supplements filed before the date hereof. Any statement contained in the Prospectus and any prospectus supplements filed before the date hereof shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement No. 2 modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus or any prospectus supplements filed before the date hereof except as modified or superseded by this Prospectus Supplement No. 2.

Investing in our common stock involves certain risks. You should review carefully the risks described under “Risk Factors” beginning on page 2 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus, this Prospectus Supplement No. 2 or any other prospectus supplements filed before the date hereof is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is November 17, 2011.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 9, 2011

RAND WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31265	84-1035353
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

161 Worcester Road, Suite 401, Framingham, Massachusetts 01701

(Address of principal executive offices, including zip code)

(508) 663-1400

(Registrant’s telephone number, including area code)

10715 Red Run Boulevard, Suite 101, Owings Mills, Maryland 21117

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.07	Submission of Matters to a Vote of Security Holders.

(b)	Voting Results.

At the Annual Meeting of Stockholders of Rand Worldwide, Inc. (the “Company”) held on November 9, 2011, the stockholders voted on: (i) the election of seven director nominees (Proposal 1); and (ii) the approval of an amendment to the Company’s 2002 Stock Option Plan increasing the number of shares of common stock of the Company, par value $0.01, authorized for issuance under such plan by 3,700,000 (Proposal 2). These matters were submitted to a vote through the solicitation of proxies. The results of the votes are set forth below:

Proposal 1 – To elect seven individuals to serve as director of the Company until the 2012 Annual Meeting of Stockholders –

	For	Withheld	Abstain	Broker Non-Votes
Richard A. Charpie	41,890,424	98,250	34,015	0
George M. Davis	41,890,424	98,506	34,015	0
Marc L. Dulude	41,890,424	98,250	34,015	0
Eugene J. Fischer	41,888,402	98,452	34,015	0
Suzanne E. MacCormack	41,890,424	98,250	34,015	0
Manu Parpia	41,890,424	98,250	34,015	0
Charles D. Yie	41,890,424	98,250	34,015	0

Proposal 2 – To approve an amendment to the 2002 Stock Option Plan to increase the maximum number of shares of common stock that may be issued under such plan by 3,700,000.

For	Against	Abstain	Broker Non-Votes
37,153,136	3,115,599	0	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RAND WORLDWIDE, INC.

Date: November 16, 2011	By:	/s/ Lawrence Rychlak
Lawrence Rychlak
President and Chief Financial Officer